EXHIBIT 19
VERIZON COMMUNICATIONS INC.
POLICY ON INSIDER TRADING
In the course of conducting the business of Verizon Communications Inc. (the “Company”) or its subsidiaries (collectively, “Verizon”), you may come into possession of material information about the Company or other entities that is not available to the investing public. The Company’s Code of Conduct requires that you maintain the confidentiality of material nonpublic information and not use it in connection with the purchase or sale of Company securities or the securities of any other company to which the information relates.
In addition to the general policy for all Verizon employees contained in the Code of Conduct and presented in Exhibit A hereto, the Company has adopted this Policy on Insider Trading (this “Policy”), which applies to members of the Company’s Board of Directors (“directors”), executive officers and certain designated Verizon employees, in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with Verizon. You are responsible for reviewing this Policy and ensuring that your actions do not violate it. If you have any questions about the application of this Policy, please contact the Legal Department.
SCOPE
This Policy applies to all Company directors, executive officers and certain designated Verizon employees who have access to material nonpublic information about the Company on a periodic basis, and to their spouses, minor children, adult family members sharing the same household and any other person over whose securities trading decisions the director, executive officer or employee exercises influence or control (collectively, “Family Members”) and any entities that they control, including any corporations, partnerships or trusts (collectively, “Controlled Entities”). You should treat all transactions of Family Members and Controlled Entities for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. The Company will notify you if you are subject to this Policy.
POLICY AGAINST INSIDER TRADING
Policy Statement
The Company’s Code of Conduct and the laws of the United States and many other countries strictly prohibit you from trading Company securities while in possession of material nonpublic information (commonly referred to as “inside information”) about the Company and from providing material nonpublic information to another person who may trade on that information.
If you become aware of any material nonpublic information, you may not trade in Company securities or recommend the purchase or sale of any Company securities, and you should treat the information as strictly confidential. In addition, if in the course of your duties for Verizon, you become aware of any material nonpublic information that is reasonably likely to affect the stock price of another publicly-traded company (regardless of whether such information is about such publicly-traded company, Verizon or any other company), you may not trade in such publicly-traded company’s securities or recommend the purchase or sale of any of that publicly-traded company’s securities, and you should treat the information as strictly confidential.
In the event that you are in possession of material nonpublic information when your service to Verizon terminates, these prohibitions continue to apply until the information has become public or is no longer material.
Material Information
Information is “material” if it is likely to be viewed by a reasonable investor as important in deciding whether to buy or sell securities. It is also information that, if disclosed, is reasonably likely to affect the market price of securities, whether positively or negatively. As you assess whether information is material, keep in mind that as a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain. Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:
•financial or operational results, guidance, outlook or targets;
•progress toward or changes in financial or operational results, guidance, outlook or targets;
•discussions, proposals or agreements for a significant merger, acquisition, divestiture or other strategic transaction;
•significant cybersecurity risks and incidents;
•developments regarding significant products or suppliers;
•significant changes in marketing or pricing strategies or market share;
•events regarding Company securities, including dividend rate and repurchase plans;
•significant litigations, investigations, or regulatory proceedings; and
•changes in key members of management.
Nonpublic Information
Information is “nonpublic” until it has been broadly disseminated or made widely available to the investing public generally and sufficient time has passed for the securities markets to digest the information (typically, one full trading day after the information is released). The Company may make information public through a press release, public filing with the Securities and Exchange Commission (the “SEC”) or other widely disseminated announcement. It is important to note that (a) information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors, and (b) even after information becomes public, many aspects relating to a matter may remain nonpublic.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of Verizon, the Legal Department or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
LIMITATIONS ON TRADING
Window Period
Under this Policy, provided that you are not in possession of material nonpublic information, you are permitted to trade in Company securities during any period other than a blackout period, which is discussed below. This Policy refers to times when trading in Company securities is permitted as “window periods.”
Blackout Period
Because the announcement of the Company’s quarterly financial results will always have the potential to have a material effect on the market for Company securities, you may not trade in Company securities during a “blackout period,” which begins on the first day of the third month of each quarter and ends one full trading day after the Company issues a press release announcing quarterly financial results.
From time to time, an event may occur that is material to the Company and is known by only certain directors, executive officers or employees, which may lead the Legal Department to determine that an event-specific blackout period is appropriate. The existence of an event-specific blackout will not be announced generally, but the Legal Department will notify restricted parties of the existence of an event-specific blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
Trading Plans
Under SEC rules and this Policy, you are permitted to trade in Company securities regardless of your awareness of material nonpublic information, provided that the trading is pursuant to a pre-arranged written trading plan that is put into place during a window period when you are not in possession of material nonpublic information about the Company and that otherwise complies with SEC rules (a “Trading Plan”). If you would like to enter into a Trading Plan, you must obtain approval from the Legal Department prior to the adoption of the Trading Plan.
You may amend or replace a Trading Plan only during periods when trading is permitted in accordance with this Policy, and must submit any proposed amendment or replacement of a Trading Plan to the Legal Department for approval prior to adoption. You may terminate a Trading Plan or a scheduled transaction under a Trading Plan only upon receiving prior approval by the Legal Department. You also must provide prompt notice to the Legal Department of all modifications to or terminations of a Trading Plan, and you must act in good faith with respect to a Trading Plan.

Margin Accounts and Pledged Securities
Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of material nonpublic information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral. Therefore, whether or not you are in possession of material nonpublic information, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan, without first obtaining pre-clearance from the Legal Department. Notwithstanding the pre-clearance of any request, Verizon assumes no liability for the consequences of any transaction made pursuant to such request.
TRADING COVERED BY THIS POLICY
Trading includes purchases and sales of stock, derivative securities such as put and call options, and debt securities.
The following bullets address how this Policy applies to certain common situations.
•401(k) Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in a 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. The trading restrictions do apply, however, to elections made under the 401(k) plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, and (c) effect loan transactions that affect the Company stock fund balance.
•Direct Stock Purchase and/or Dividend Reinvestment Plan. The trading restrictions in this Policy do not apply to the purchase of Company stock resulting from (a) your reinvestment of dividends paid on Company securities, or (b) regular automatic debit transactions, under any Company or broker-sponsored direct stock purchase and/or dividend reinvestment plan (“DRIP”). Notwithstanding the above, (a) a voluntary purchase of Company securities that results from additional contributions a participant chooses to make to the DRIP, (b) a participant’s election to participate, cease participation or otherwise alter his or her participation in the DRIP, and (c) a participant’s sale of any of Company securities purchased pursuant to the DRIP, are subject to the trading restrictions in this Policy.
•Tax Withholding Transactions. The trading restrictions in this Policy do not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations with respect to restricted stock units or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
•Stock Options. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or payment of related taxes. However, the most common method of exercising options is a “cashless exercise” in which shares are sold to fund the option exercise price or payment of related taxes. Cashless option exercises are subject to the trading restrictions of this Policy.
•Gifts. The trading restrictions in this Policy do not apply to bona fide gifts of Company securities (such as charitable donations, family gifts or estate planning transfers), provided that the gifts are not intended to circumvent the insider trading rules. Depending on the circumstances, recipients of gifts may be subject to restrictions on subsequent sales of securities.
PENALTIES FOR VIOLATIONS OF THIS POLICY AND INSIDER TRADING LAWS
In the United States and many other countries, the consequences of illegally trading securities while in possession of material nonpublic information can be severe. Besides requiring disgorgement of profits gained or losses avoided, there are substantial civil and criminal penalties, including imprisonment, that may be assessed for insider trading. Subject to applicable law, Verizon employees who violate this Policy may also be subject to discipline by Verizon, up to and including termination of employment.
PROVISIONS APPLICABLE TO DIRECTORS AND SECTION 16 OFFICERS
Each of the Company’s directors and executive officers subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) are subject to additional reporting and trading restrictions under the Exchange Act. The policies in this section apply only to the Company’s directors and Section 16 Officers and are designed to help the directors and Section 16 Officers to comply with the requirements of the Exchange Act and related SEC rules.
Pre-Clearance of Transactions
To ensure that the Company receives the necessary information to prepare the reports and to promptly make the required filings on behalf of its directors and Section 16 Officers, the Company’s directors and Section 16 Officers, and their Family Members and Controlled Entities, may not engage in any transaction involving Company securities (including an option exercise, an intra-plan transfer involving the Company stock fund in the savings plan or income deferral plan, a gift, a loan or pledge, a contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Legal Department.
In order to ensure that the SEC’s filing requirements are met, it is important that you provide notice of the execution of a pre-cleared transaction, including a transaction under a previously approved Trading Plan, to the Legal Department on the date of execution. Please note that the date of execution is the trade date and not the settlement date.

Short Sales
Consistent with the Code of Conduct that prohibits short selling and the requirements of Section 16 of the Exchange Act, the Company’s directors and Section 16 Officers, and their Family Members and Controlled Entities, may not sell Company securities that they do not own (commonly referred to as “short sales”) and may not sell securities that are owned if they are not delivered within 20 days or deposited in the mail for delivery within five days of sale (commonly referred to as “sales against the box”).
Pension Plan Blackouts
The Company’s directors and Section 16 Officers may also be subject to event- specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
COMPANY TRANSACTIONS
From time to time, the Company may engage in transactions in Company securities. It is the Company’s policy to comply with both the letter and the spirit of applicable laws and regulations relating to insider trading.
QUESTIONS
The Legal Department personnel responsible for interpreting and administering this Policy are listed below. Please contact any of the below to provide any notices required by this Policy or if you have any questions regarding this Policy.
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Revised as of February 10, 2025

Exhibit A

Extract from the Verizon Code of Conduct

Insider trading and securities transactions

Insider trading occurs when a person trades in a company’s securities using material inside information—that is, information that is not publicly available and that could reasonably affect a person’s decision about whether to buy or sell the securities. It also occurs when a person gives material inside information to someone else who trades on it. Insider trading is a serious violation of the law and can result in severe penalties, including imprisonment.

As a Verizon employee, you may become aware of material inside information about Verizon or other companies with which Verizon does business. You must never use material inside information (even if you acquired it as a “tip” from others) to trade in Verizon’s or any other company’s securities, including options and other derivative securities. In addition, you may not provide material inside information to any other person, including members of your family or your friends, or assist any other person in trading using material inside information.

The rules that relate to insider trading are complex. If you are not sure whether these restrictions apply to you, you should consult the Legal Department before making any decision to trade in a security, or before you disclose any information to another person. As a general rule, non-public information concerning a company’s business, financial prospects, major transactions, regulatory or legal matters, significant cybersecurity incidents, or management issues, is often considered “material.”

In addition, you may never engage in any transaction that permits you to benefit from the devaluation of Verizon’s stock, bonds, or other securities, including engaging in short selling or buying “put” options on Verizon stock. You also may not participate in transactions in the stock or other securities of business providers or prospective business providers that could influence, or appear to influence, your business judgment on behalf of Verizon.